Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contacts:
January 31, 2024	Michael E. Scheopner
President and Chief Executive Officer
Mark A. Herpich
Chief Financial Officer
(785) 565-2000

Landmark Bancorp, Inc. Announces Fourth Quarter Earnings Per Share of $0.48

Declares Cash Dividend of $0.21 per Share

(Manhattan, KS, January 31, 2024) – Landmark Bancorp, Inc. (“Landmark”; Nasdaq: LARK) reported diluted earnings per share of $0.48 for the three months ended December 31, 2023, compared to $0.53 per share in the third quarter of 2023 and $0.22 per share in the same quarter last year. Net earnings for the fourth quarter of 2023 amounted to $2.6 million, compared to $2.9 million in the prior quarter and $1.2 million for the fourth quarter of 2022. For the three months ended December 31, 2023, the return on average assets was 0.67%, the return on average equity was 9.39%, and the efficiency ratio was 71.9%.

For the year ended December 31, 2023, diluted earnings per share totaled $2.23 compared to $1.79 during 2022. Net earnings for 2023 totaled $12.2 million, compared to $9.9 million in 2022 or an increase of 23.9% which was mainly driven by increased net interest income and flat expenses. For the year ended December 31, 2023, the return on average assets was 0.80% and the return on average equity was 10.70%.

In making this announcement, Michael E. Scheopner, President and Chief Executive Officer of Landmark, said, “While the banking industry has been challenged this year through the third quarter with rapidly rising interest rates, in the fourth quarter the Federal Reserve started to stabilize short-term rates and long-term interest rates declined. This enabled us to grow deposits, reduce investment securities and fund continued loan growth. We also reduced our reliance on borrowed funds as we sold some lower rate investment securities at a pre-tax loss of $1.2 million and reduced higher cost funding sources. Lower rates overall effectively increased our book value per share to $23.17 while also increasing equity to assets. Compared to the third quarter of 2023, total gross loans increased by $11.2 million, or 4.8% on an annualized basis mainly due to growth in residential mortgage and agriculture loans. Deposits also increased $6.8 million during the fourth quarter of 2023. Our loan to deposit ratio totaled 71.3% in the fourth quarter reflecting ample liquidity for future loan growth. Net interest income this quarter totaled $10.9 million and an increase of 2.4% from the prior quarter, as growth in interest income on loans outpaced increased interest costs on deposits. Our net interest margin increased to 3.11% during the fourth quarter of 2023 from 3.06% in the prior quarter. Non-interest income decreased $1.4 million compared to the third quarter of 2023 mostly due to the securities losses mentioned above while non-interest expense declined due to acquisition costs incurred last year in the fourth quarter that did not reoccur.”

Mr. Scheopner continued, “The credit quality of our loan portfolio remains solid. Landmark recorded net loan charge-offs of $362,000 in the fourth quarter of 2023 compared to net loan charge-offs of $67,000 in the fourth quarter of 2022 and net loan recoveries of $521,000 in the third quarter of 2023. The ratio of net loan charge-offs to loans totaled 0.15% this quarter and remains low. Non-accrual loans totaled $2.4 million, or 0.25%, of gross loans at December 31, 2023 and declined $2.0 million from the prior quarter while the balance of loans past due 30 to 89 days remained low at $1.6 million, or 0.17%, of gross loans at December 31, 2023. The allowance for credit losses totaled $10.6 million at December 31, 2023, or 1.12% of period end gross loans, while our equity to assets ratio totaled 8.13%.”

Landmark’s Board of Directors declared a cash dividend of $0.21 per share, to be paid February 28, 2024, to common stockholders of record as of the close of business on February 14, 2024. During the fourth quarter of 2023 the Company also distributed a 5% stock dividend to common shareholders representing the 23rd consecutive year the Board of Directors has declared a 5% stock dividend.

Management will host a conference call to discuss the Company’s financial results at 10:00 a.m. (Central time) on Thursday, February 1, 2024. Investors may participate via telephone by dialing (833) 470-1428 and using access code 731415. A replay of the call will be available through February 29, 2024, by dialing (866) 813-9403 and using access code 252619.

SUMMARY OF FOURTH QUARTER RESULTS

Net Interest Income

Net interest income in the fourth quarter of 2023 amounted to $10.9 million representing an increase of $260,000, or 2.4%, compared to the previous quarter. This increase in net interest income was due mainly to growth in interest income on loans which was partially offset by higher interest expense on deposits. The net interest margin increased 5 basis points to 3.11% during the fourth quarter. Compared to the previous quarter, interest income on loans increased $692,000, or 5.1%, to $14.2 million due to both higher rates and balances while the average tax-equivalent yield on the loan portfolio increased 11 basis points to 6.04%. Interest expense on deposits increased $495,000 in the fourth quarter 2023, compared to the prior quarter, mainly due to higher rates and average balances on interest-bearing deposits. The average rate on interest-bearing deposits increased in the fourth quarter to 2.13% compared to 1.93% in the prior quarter. Interest on borrowed funds decreased $63,000 mainly due to lower borrowed balances.

Non-Interest Income

Non-interest income totaled $2.3 million for the fourth quarter of 2023, a decrease of $558,000, or 19.8%, compared to the same period last year and a decrease of $1.4 million, or 38.3%, from the previous quarter. The decrease in non-interest income during the fourth quarter of 2023 was primarily due to losses on sales of investment securities, which increased from $750,000 in the fourth quarter of 2022 to $1.2 million in the fourth quarter of 2023. These losses in the current quarter were related to the sale of lower yielding investment securities. The third quarter of 2023 did not include any sales of investment securities. Gains on sales of one-to-four family residential real estate loans declined $162,000 from the same period last year and $236,000 from the prior quarter, due to lower fixed rate mortgage loan originations while fees and service charges increased 7.4% compared to the same period last year.

Non-Interest Expense

During the fourth quarter of 2023, non-interest expense totaled $10.6 million, a decrease of $3.4 million, or 24.3%, over the same period in 2023 and a decrease of $167,000, or 1.6%, compared to the prior quarter. The decrease in non-interest expense compared to the fourth quarter of 2022 was primarily due to acquisition costs of $3.0 million in the 4th quarter of 2022 that did not reoccur this year. Also contributing to the decline in other non-interest expense in the fourth quarter 2023 were lower losses associated with our captive insurance subsidiary and a decline in the valuation allowance on other real estate owned which declined from $354,000 in the fourth quarter of 2022 to $6,000 in the fourth quarter of 2023. Compensation and benefits declined this quarter compared to the prior quarter while data processing costs were relatively flat.

Income Tax Expense

Landmark recorded an income tax benefit of $111,000 in the fourth quarter of 2023 compared to an income tax benefit of $466,000 in the fourth quarter of 2022 and income tax expense of $671,000 in the third quarter of 2023. The effective tax rate was (4.4%) in the fourth quarter of 2023 compared to (62.5%) in the fourth quarter of 2022 and 18.9% in the third quarter of 2023. The fourth quarter of 2023 included the recognition of $517,000 of previously unrecognized tax benefits compared to the recognition of $465,000 of previously unrecognized tax benefits in the fourth quarter of 2022, which reduced the effective tax rate in the periods.

Liquidity Highlights

In addition to local retail, commercial and public fund deposits, the Company has access to multiple sources of brokered deposits that can be utilized for liquidity. Landmark also has diverse sources of liquidity available through both secured and unsecured borrowing lines of credit. At December 31, 2023, Landmark had collateral pledged to the Federal Home Loan Bank (“FHLB”) that would allow for an additional $153.1 million of FHLB borrowings. Additionally, investment securities were pledged to the Federal Reserve discount window that provides borrowing capacity with the Federal Reserve of $60.7 million. Landmark also had various other federal funds agreements, both secured and unsecured with correspondent banks totaling approximately $30.0 million in available credit at December 31, 2023.

As of December 31, 2023, Landmark had unpledged available-for-sale investment securities with a fair value of $75.0 million as well as approximately $44.0 million of pledged investment securities in excess of required levels. The average life of the Company’s investment portfolio is approximately 4.2 years and is projected to generate cash flow through maturities of $83.4 million over the next 12 months.

Balance Sheet Highlights

As of December 31, 2023, gross loans totaled $948.7 million, an increase of $11.2 million, or 4.8% annualized since September 30, 2023. During the quarter, loan growth was primarily comprised of one-to-four family residential real estate (growth of $13.0 million), agriculture (growth of $5.1 million) and municipal (growth of $1.3 million). The increase in one-to-four family residential real estate loans is primarily related to continued demand in adjustable-rate mortgage loans which are retained in our portfolio. Investment securities decreased $4.1 million, during the fourth quarter of 2023, while pre-tax unrealized net losses on these investment securities decreased from $42.8 million at September 30, 2023 to $21.9 million at December 31, 2023. During the fourth quarter of 2023, approximately $26.9 million of U.S. treasury securities were sold at a pre-tax loss of $1.2 million. The proceeds from the sale of the low yield investment securities were used to reduce higher cost FHLB borrowings.

Deposit balances increased $6.8 million, or 2.1% on an annualized basis, to $1.3 billion at December 31, 2023. The increase in deposits was mainly driven by increases in money market and checking (increase of $25.6 million) and certificate of deposit accounts (increase of $13.9 million) in the fourth quarter but partly offset by lower non-interest-bearing demand and savings accounts, which decreased in total by $32.7 million. The increase in money market and checking accounts was mainly driven by seasonal growth in public fund deposit account balances. Total borrowings, including FHLB advances and repurchase agreements decreased $17.8 million this quarter. At December 31, 2023, the loan to deposits ratio was 71.3% compared to 70.8% in the prior quarter and 64.7% in the same period last year.

Estimated uninsured deposits, excluding collateralized public fund deposits, totaled $197.2 million and $202.8 million as of December 31, 2023 and September 30, 2023, respectively. This represents approximately 15% of total deposits at December 31, 2023 and compares favorably with other similar community banking organizations. Over 93% of Landmark’s total deposits were considered core deposits at December 31, 2023. These deposit balances are from retail, commercial and public fund customers located in the markets where the Company has bank branch locations. Brokered deposits are considered non-core and totaled $83.2 million at December 31, 2023 compared to $72.4 million at September 30, 2023 and are utilized as an additional source of liquidity.

Stockholders’ equity increased to $126.9 million (book value of $23.17 per share) as of December 31, 2023, from $109.6 million (book value of $19.99 per share) as of September 30, 2023, primarily due to a decrease in other comprehensive losses during the fourth quarter of 2023 related to lower market interest rates which decreased the unrealized losses on the Company’s investment securities portfolio. The ratio of equity to total assets increased to 8.13% on December 31, 2023, from 7.03% on September 30, 2023.

The allowance for credit losses totaled $10.6 million, or 1.12% of total gross loans on December 31, 2023, compared to $11.0 million, or 1.17% of total gross loans on September 30, 2023. Net loan charge-offs totaled $362,000 in the fourth quarter of 2023, compared to $67,000 during the same quarter last year and net loan recoveries of $521,000 during the third quarter of 2023. The ratio of annualized net loan charge-offs to total average loans was 0.15% in the fourth quarter of 2023 and 0.03% in the fourth quarter of 2022, while the ratio of annualized net loan recoveries to total average loans was 0.23% in the third quarter of 2023. The net loan recoveries in the third quarter of 2023 included $626,000 related to a construction loan previously charged-off in 2011. A provision for credit losses of $50,000 was made in the fourth quarter of 2023 related to an increase in unfunded loan commitments. No provision for credit losses was recorded in the fourth quarter of 2022 or the third quarter of 2023.

Non-performing loans totaled $2.4 million, or 0.25% of gross loans and decreased $2.0 million from the prior quarter, while loans 30-89 days delinquent totaled $1.6 million, or 0.17% of gross loans, as of December 31, 2023. Real estate owned totaled $0.9 million at December 31, 2023.

About Landmark

Landmark Bancorp, Inc., the holding company for Landmark National Bank, is listed on the Nasdaq Global Market under the symbol “LARK.” Headquartered in Manhattan, Kansas, Landmark National Bank is a community banking organization dedicated to providing quality financial and banking services. Landmark National Bank has 31 locations in 24 communities across Kansas: Manhattan (2), Auburn, Dodge City (2), Fort Scott (2), Garden City, Great Bend (2), Hoisington, Iola, Junction City, Kincaid, La Crosse, Lawrence (2), Lenexa, Louisburg, Mound City, Osage City, Osawatomie, Overland Park (2), Paola, Pittsburg, Prairie Village, Topeka (2), Wamego and Wellsville, Kansas. Visit www.banklandmark.com for more information.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Landmark. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and Landmark undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in our forward-looking statements. These factors include, among others, the following: (i) the strength of the local, national and international economies, including the effects of inflationary pressures and supply chain constraints on such economies; (ii) changes in state and federal laws, regulations and governmental policies concerning banking, securities, consumer protection, insurance, monetary, trade and tax matters, including any changes in response to the recent failures of other banks; (iii) changes in interest rates and prepayment rates of our assets; (iv) increased competition in the financial services sector and the inability to attract new customers, including from non-bank competitors such as credit unions and “fintech” companies; (v) timely development and acceptance of new products and services; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) our risk management framework; (viii) interruptions in information technology and telecommunications systems and third-party services; (ix) changes and uncertainty in benchmark interest rates, including the elimination of LIBOR and the development of a substitute and the recent and potential additional rate increases by the Federal Reserve; (x) the effects of severe weather, natural disasters, widespread disease or pandemics (including the COVID-19 pandemic), or other external events; (xi) the loss of key executives or employees; (xii) changes in consumer spending; (xiii) integration of acquired businesses; (xiv) unexpected outcomes of existing or new litigation; (xv) changes in accounting policies and practices, such as the implementation of the current expected credit losses accounting standard; (xvi) the economic impact of past and any future terrorist attacks, acts of war, including the current Israeli-Palestinian conflict and the conflict in Ukraine, or threats thereof, and the response of the United States to any such threats and attacks; (xvii) the ability to manage credit risk, forecast loan losses and maintain an adequate allowance for loan losses; (xviii) fluctuations in the value of securities held in our securities portfolio; (xix) concentrations within our loan portfolio, large loans to certain borrowers, and large deposits from certain clients; (xx) the concentration of large deposits from certain clients who have balances above current FDIC insurance limits and may withdraw deposits to diversify their exposure; (xxi) the level of non-performing assets on our balance sheets; (xxii) the ability to raise additional capital; (xxiii) cyber-attacks; (xxiv) declines in real estate values; (xxv) the effects of fraud on the part of our employees, customers, vendors or counterparties; and (xxvi) any other risks described in the “Risk Factors” sections of reports filed by Landmark with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. Additional information concerning Landmark and its business, including additional risk factors that could materially affect Landmark’s financial results, is included in our filings with the Securities and Exchange Commission.

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets (unaudited)

(Dollars in thousands)	December 31,	September 30,	June 30,	March 31,	December 31,
	2023	2023	2023	2023	2022
Assets
Cash and cash equivalents	$27,101	$23,821	$20,038	$23,764	$23,156
Interest-bearing deposits at other banks	4,918	5,904	8,336	8,586	9,084
Investment securities available-for-sale, at fair value:
U.S. treasury securities	95,667	118,341	121,480	121,759	123,111
U.S. federal agency obligations	-	-	-	1,993	1,988
Municipal obligations, tax exempt	120,623	115,706	124,451	128,281	127,262
Municipal obligations, taxable	79,083	73,993	77,713	73,468	67,244
Agency mortgage-backed securities	157,396	148,817	160,734	164,669	169,701
Total investment securities available-for-sale	452,769	456,857	484,378	490,170	489,306
Investment securities held-to-maturity	3,555	3,525	3,496	3,467	3,524
Bank stocks, at cost	8,123	8,009	9,445	6,876	5,470
Loans:
One-to-four family residential real estate	302,544	289,571	259,655	246,079	236,982
Construction and land	21,090	21,657	22,016	23,137	22,725
Commercial real estate	320,962	323,427	314,889	316,900	304,074
Commercial	180,942	185,831	181,424	172,331	173,415
Paycheck Protection Program (PPP)	-	-	-	21	21
Agriculture	89,680	84,560	84,345	80,499	84,283
Municipal	4,507	3,200	2,711	2,004	2,026
Consumer	28,931	29,180	28,219	28,835	26,664
Total gross loans	948,656	937,426	893,259	869,806	850,190
Net deferred loan (fees) costs and loans in process	(429)	(396)	(261)	2	(250)
Allowance for credit losses	(10,608)	(10,970)	(10,449)	(10,267)	(8,791)
Loans, net	937,619	926,060	882,549	859,541	841,149
Loans held for sale, at fair value	853	1,857	3,900	1,839	2,488
Bank owned life insurance	38,333	38,090	37,764	37,541	37,323
Premises and equipment, net	19,709	23,911	24,027	24,241	24,327
Goodwill	32,377	32,377	32,199	32,199	32,199
Other intangible assets, net	3,241	3,414	3,612	3,809	4,006
Mortgage servicing rights	3,158	3,368	3,514	3,652	3,813
Real estate owned, net	928	934	934	934	934
Other assets	28,988	29,459	25,148	24,198	26,088
Total assets	$1,561,672	$1,557,586	$1,539,340	$1,520,817	$1,502,867

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Non-interest-bearing demand	367,103	395,046	382,410	421,971	410,142
Money market and checking	612,243	586,651	606,474	588,366	626,659
Savings	152,382	157,112	160,426	169,504	170,570
Certificates of deposit	183,154	169,225	131,661	114,189	93,278
Total deposits	1,314,882	1,308,034	1,280,971	1,294,030	1,300,649
FHLB and other borrowings	64,662	74,567	76,185	37,804	8,200
Subordinated debentures	21,651	21,651	21,651	21,651	21,651
Repurchase agreements	12,714	20,592	22,293	28,750	38,402
Accrued interest and other liabilities	20,849	23,185	20,887	20,864	22,532
Total liabilities	1,434,758	1,448,029	1,421,987	1,403,099	1,391,434
Stockholders’ equity:
Common stock	55	52	52	52	52
Additional paid-in capital	89,208	84,568	84,475	84,413	84,273
Retained earnings	54,282	57,280	55,498	53,231	52,174
Treasury stock, at cost	(75)	-	-	-	-
Accumulated other comprehensive (loss) income	(16,556)	(32,343)	(22,672)	(19,978)	(25,066)
Total stockholders’ equity	126,914	109,557	117,353	117,718	111,433
Total liabilities and stockholders’ equity	$1,561,672	$1,557,586	$1,539,340	$1,520,817	$1,502,867

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings (unaudited)

(Dollars in thousands, except per share amounts)	Three months ended,			Year ended,
	December 31,	September 30,	December 31,	December 31,	December 31,
	2023	2023	2022	2023	2022
Interest income:
Loans	$14,223	$13,531	$11,101	$51,753	$33,473
Investment securities:
Taxable	2,453	2,445	2,267	9,594	6,414
Tax-exempt	761	772	786	3,094	3,018
Interest-bearing deposits at banks	49	46	89	242	321
Total interest income	17,486	16,794	14,243	64,683	43,226
Interest expense:
Deposits	4,879	4,384	1,452	15,254	2,776
FHLB and other borrowings	1,203	1,251	478	4,048	584
Subordinated debentures	422	417	318	1,590	840
Repurchase agreements	96	116	109	499	146
Total interest expense	6,600	6,168	2,357	21,391	4,346
Net interest income	10,886	10,626	11,886	43,292	38,880
Provision for credit losses	50	-	-	349	-
Net interest income after provision for credit losses	10,836	10,626	11,886	42,943	38,880
Non-interest income:
Fees and service charges	2,763	2,618	2,572	10,220	9,651
Gains on sales of loans, net	255	491	417	2,269	3,444
Bank owned life insurance	242	230	214	913	780
Losses on sales of investment securities, net	(1,246)	-	(750)	(1,246)	(1,103)
Other	240	313	359	1,074	928
Total non-interest income	2,254	3,652	2,812	13,230	13,700
Non-interest expense:
Compensation and benefits	5,756	5,811	5,626	22,681	20,405
Occupancy and equipment	1,429	1,373	1,373	5,565	5,118
Data processing	462	458	495	1,940	1,580
Amortization of mortgage servicing rights and other intangibles	437	474	481	1,844	1,446
Professional fees	730	624	554	2,452	1,892
Acquisition costs	-	-	3,043	-	3,398
Other	1,748	1,989	2,380	7,501	7,431
Total non-interest expense	10,562	10,729	13,952	41,983	41,270
Earnings before income taxes	2,528	3,549	746	14,190	11,310
Income tax expense	(111)	671	(466)	1,954	1,432
Net earnings	$2,639	$2,878	$1,212	$12,236	$9,878

Net earnings per share (1)
Basic	$0.48	$0.53	$0.22	$2.23	$1.80
Diluted	0.48	0.53	0.22	2.23	1.79
Dividends per share (1)	0.20	0.20	0.19	0.80	0.76
Shares outstanding at end of period (1)	5,477,595	5,481,805	5,473,894	5,477,595	5,473,894
Weighted average common shares outstanding - basic (1)	5,481,119	5,479,909	5,475,433	5,477,700	5,492,286
Weighted average common shares outstanding - diluted (1)	5,481,119	5,482,633	5,489,915	5,480,800	5,508,053

Tax equivalent net interest income	$11,017	$10,809	$12,089	$44,040	$39,680

(1)	Share and per share values at or for the periods ended September 30, 2023 and December 31, 2022 have been adjusted to give effect to the 5% stock dividend paid during December 2023.

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Select Ratios and Other Data (unaudited)

(Dollars in thousands, except per share amounts)	As of or for the three months ended,			As of or for the year ended,
	December 31,	September 30,	December 31,	December 31,	December 31,
	2023	2023	2022	2023	2022
Performance ratios:
Return on average assets (1)	0.67%	0.74%	0.32%	0.80%	0.73%
Return on average equity (1)	9.39%	9.87%	4.50%	10.70%	8.25%
Net interest margin (1)(2)	3.11%	3.06%	3.53%	3.17%	3.21%
Effective tax rate	-4.4%	18.9%	-62.5%	13.8%	12.7%
Efficiency ratio (3)	71.9%	73.8%	66.8%	71.2%	69.4%
Non-interest income to total income (3)	24.3%	25.6%	23.1%	25.1%	27.4%

Average balances:
Investment securities	$463,763	$486,706	$504,495	$486,268	$474,732
Loans	934,333	906,289	832,285	891,487	702,247
Assets	1,555,742	1,549,724	1,507,454	1,535,694	1,357,479
Interest-bearing deposits	910,610	902,727	850,041	892,373	804,146
FHLB and other borrowings	84,408	89,441	43,870	74,210	15,061
Subordinated debentures	21,651	21,651	21,651	21,651	21,651
Repurchase agreements	13,785	15,387	31,533	18,361	13,239
Stockholders’ equity	$111,560	$115,644	$106,782	$114,339	119,792

Average tax equivalent yield/cost (1):
Investment securities	2.86%	2.77%	2.56%	2.76%	2.15%
Loans	6.04%	5.93%	5.29%	5.81%	4.77%
Total interest-bearing assets	4.97%	4.81%	4.22%	4.71%	3.56%
Interest-bearing deposits	2.13%	1.93%	0.68%	1.71%	0.35%
FHLB and other borrowings	5.65%	5.55%	4.32%	5.45%	3.88%
Subordinated debentures	7.73%	7.64%	5.83%	7.34%	3.88%
Repurchase agreements	2.79%	2.97%	1.37%	2.72%	1.10%
Total interest-bearing liabilities	2.54%	2.38%	0.99%	2.13%	0.51%

Capital ratios:
Equity to total assets	8.13%	7.03%	7.41%
Tangible equity to tangible assets (3)	5.98%	4.85%	5.13%
Book value per share	$23.17	$19.99	$20.36
Tangible book value per share (3)	$16.67	$13.46	$13.74

Rollforward of allowance for credit losses (loans):
Beginning balance	$10,970	$10,449	$8,858	$8,791	$8,775
Adoption of CECL	-	-	-	1,523	-
Charge-offs	(442)	(142)	(101)	(850)	(336)
Recoveries	80	663	34	894	352
Provision for credit losses for loans	-	-	-	250	-
Ending balance	$10,608	$10,970	$8,791	$10,608	$8,791

Allowance for unfunded loan commitments	$250	$200	$170

Non-performing assets:
Non-accrual loans	$2,391	$4,440	$3,326
Accruing loans over 90 days past due	-	-	-
Real estate owned	928	934	934
Total non-performing assets	$3,319	$5,374	$4,260

Loans 30-89 days delinquent	$1,582	$6,173	$738

Other ratios:
Loans to deposits	71.31%	70.80%	64.67%
Loans 30-89 days delinquent and still accruing to gross loans outstanding	0.17%	0.66%	0.09%
Total non-performing loans to gross loans outstanding	0.25%	0.47%	0.39%
Total non-performing assets to total assets	0.21%	0.35%	0.28%
Allowance for credit losses to gross loans outstanding	1.12%	1.17%	1.03%
Allowance for credit losses to total non-performing loans	443.66%	247.07%	264.31%
Net loan charge-offs to average loans (1)	0.15%	-0.23%	0.03%	0.00%	0.00%

(1)	Information is annualized.
(2)	Net interest margin is presented on a fully tax equivalent basis, using a 21% federal tax rate.
(3)	Non-GAAP financial measures. See the “Non-GAAP Financial Measures” section of this press release for a reconciliation to the most comparable GAAP equivalent.

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Non-GAAP Finacials Measures (unaudited)

(Dollars in thousands, except per share amounts)	As of or for the three months ended,			As of or for the year ended,
	December 31,	September 30,	December 31,	December 31,	December 31,
	2023	2023	2022	2023	2022

Non-GAAP financial ratio reconciliation:
Total non-interest expense	$10,562	$10,729	$13,952	$41,983	$41,270
Less: foreclosure and real estate owned expense	(40)	(1)	(393)	(61)	(457)
Less: amortization of other intangibles	(174)	(196)	(200)	(765)	(248)
Less: acquisition costs	-	-	(3,043)	-	(3,398)
Adjusted non-interest expense (A)	10,348	10,532	10,316	41,157	37,167

Net interest income (B)	10,886	10,626	11,886	43,292	38,880

Non-interest income	2,254	3,652	2,812	13,230	13,700
Less: losses (gains) on sales of investment securities, net	1,246	-	750	1,246	1,103
Less: gains on sales of premises and equipment and foreclosed assets	-	(1)	-	(1)	(114)
Adjusted non-interest income (C)	$3,500	$3,651	$3,562	$14,475	$14,689

Efficiency ratio (A/(B+C))	71.9%	73.8%	66.8%	71.2%	69.4%
Non-interest income to total income (C/(B+C))	24.3%	25.6%	23.1%	25.1%	27.4%

Total stockholders’ equity	$126,914	$109,557	$111,433
Less: goodwill and other intangible assets	(35,618)	(35,791)	(36,205)
Tangible equity (D)	$91,296	$73,766	$75,228

Total assets	$1,561,672	$1,557,586	$1,502,867
Less: goodwill and other intangible assets	(35,618)	(35,791)	(36,205)
Tangible assets (E)	$1,526,054	$1,521,795	$1,466,662

Tangible equity to tangible assets (D/E)	5.98%	4.85%	5.13%

Shares outstanding at end of period (F)	5,477,595	5,481,805	5,473,894

Tangible book value per share (D/F)	$16.67	$13.46	$13.74